                                                                    Exhibit 99.1

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE          NEWS RELEASE NUMBER     02 - 04

                                         Esenjay Exploration, Inc.
                               CONTACT:  Investor and Media Relations
                                         c/o Shimmerlik Corporate Communications
                                         Warren Shimmerlik (212) 247-5200
--------------------------------------------------------------------------------


           ESENJAY EXPLORATION, INC. ANNOUNCES COMPLETION OF TENDER
                           OFFER FOR ITS COMMON STOCK

HOUSTON, TEXAS - APRIL 23, 2002 - Esenjay Exploration, Inc. ("Esenjay") announced today that Santos Americas and Europe Corporation and ECM Acquisition Company (collectively "Santos") have notified Esenjay that they have completed their cash tender offer to acquire all outstanding shares of common stock of Esenjay Exploration, Inc. (NASDAQ: ESNJ).

The offer expired at 12:00 midnight (New York City time) on April 22, 2002. Santos has accepted for payment all Esenjay shares validly tendered and not withdrawn as of the expiration of the offer. Santos has announced that payment for those shares will be made promptly.

The Bank of New York, the depository for the offer, has advised Santos that, as of the expiration of the offer, approximately 17.8 million shares of Esenjay common stock (including approximately 552,886 shares subject to guarantees of delivery within the next three days) were validly tendered and not withdrawn in the offer. Those shares represent approximately 92.3% of the outstanding shares of Esenjay common stock.

Santos has stated it will complete the acquisition of Esenjay promptly after payment for the tendered shares, on or about April 26, 2002, through a short-form merger in which each share of Esenjay common stock not purchased in the offer and not held by stockholders who properly exercise dissenters' rights under Delaware law will be converted into the right to receive $2.84 in cash. Following the second-step merger, Esenjay will become a wholly owned subsidiary of Santos. As such it will no longer be a publicly traded company.







         [CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION]

Certain statements contained herein that set forth management's expectations or predictions of the future are forward-looking statements. The risks and uncertainties include, but are not limited to, normal risks associated with closing of acquisition or merger transactions, potential delays in timing, and regulatory uncertainties. Additional information concerning factors that could cause actual results to vary materially is contained in Esenjay's periodic filings with the U.S. Securities and Exchange Commission ("SEC"), all of which may be obtained by contacting Esenjay or the SEC.